Exhibit (d)(3)


                    INVESTMENT ADVISORY FEE WAIVER AGREEMENT

                             ALLIANCEBERNSTEIN L.P.
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                      August 31, 2018

AB Fixed-Income Shares, Inc.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      AllianceBernstein L.P. herewith confirms our agreement with you as follows:

      1. You are an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Advisory Agreement dated as of May 31, 2016 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets with respect to AB Government Money Market Portfolio (the "Portfolio").

      2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall waive, as provided herein, a portion of the fees payable to us pursuant to the Advisory Agreement ("Advisory Fees"). We agree that, through August 31, 2019, the Advisory Fees shall be waived from their contractual level of 0.20% to 0.10% of the Portfolio's average daily net assets payable monthly at an annualized rate.

      3. Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after August 31, 2019; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after August 31, 2019 or, except as expressly set forth herein, prior to such date.

      4. This Agreement shall become effective on the date hereof and remain in effect until August 31, 2019 and shall continue thereafter from year to year unless otherwise terminated by us upon 60 days notice prior to August 31, 2019 or the date of any subsequent yearly continuation of this Agreement.

      5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

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      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                    Very truly yours,

                                    ALLIANCEBERNSTEIN L.P.




                                    By:   ___________________________
                                          Emilie D. Wrapp
                                          Assistant Secretary


Agreed to and accepted
as of the date first set forth above.



AB Fixed-Income Shares, Inc.



By:   ___________________________
      Nancy E. Hay
      Assistant Secretary